Exhibit 10.5

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 22, 2006 (this “Second Supplemental Indenture”), by and among VELOCITY EXPRESS CORPORATION, a Delaware corporation (the “Company”), each Subsidiary Guarantor listed on the signature pages hereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have executed and delivered an Indenture dated as of July 3, 2006, as supplemented by the Supplemental Indenture dated as of August 17, 2006 (the “Indenture”), pursuant to which the Company issued $78,205,000 in aggregate principal amount of its 12% Senior Secured Notes Due 2010 (the “Notes”); and

WHEREAS, Section 8.02(a) of the Indenture provides that, with the consent of Holders of not less than 50% in aggregate principal amount of the Notes outstanding (the “Requisite Consents”), the Company and the Trustee shall be entitled to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any provision of the Indenture or any Security Document or modifying the rights of such Holders (with certain exceptions not relevant to this Second Supplemental Indenture); and

WHEREAS, the Company has solicited consents from Holders of the Notes to approve the amendments to the Indenture set forth herein (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated December 5, 2006, as the same may be amended, supplemented or modified; and

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, and a valid supplement to the Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders of the Notes, as follows:

ARTICLE I

AUTHORIZATION; DEFINITIONS

1.1 Effectiveness and Effect.

(a) This Second Supplemental Indenture is entered into pursuant to and consistent with Section 8.02(a) of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of each Holder pursuant to clauses (1) through (12) of Section 8.02(b) of the Indenture.

(b) This Second Supplemental Indenture shall become effective upon the receipt and delivery of the requisite consents to the Trustee, and execution hereof by the Company, the Subsidiary Guarantors and the Trustee. Upon execution and delivery of this Second Supplemental Indenture, the Indenture shall be modified, amended and supplemented in accordance with this Second Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Second Supplemental Indenture will control. In case of a conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture, as modified, amended and supplemented by this Second Supplemental Indenture, shall control. The Indenture, as modified, amended and supplemented by this Second Supplemental Indenture, is hereby ratified and confirmed in all respects, shall remain in full force and effect and shall bind every Holder of Notes.

(c) In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Section headings in this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(d) On and after the date hereof, all references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as modified, amended and supplemented by this Second Supplemental Indenture.

1.2 Definitions. All capitalized terms used in this Second Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

2.1 The definition of “Applicable Facility Cap” in Section 1.01 of the Indenture is hereby deleted in its entirety.

2.2 The new definitions of “Availability” and “Availability Test” are hereby added to Section 1.01 of the Indenture as follows:

“Availability” means, (a) until such time as the WFF Agreement and all Commitments (as defined therein) thereunder have been terminated, the sum of (i) Excess Availability (as defined in the WFF Agreement), plus

(ii) Qualified Cash (as defined in the WFF Agreement), and (b) thereafter, for any period the sum of (i) the daily average amount that the Company and its Subsidiaries are entitled to borrow or incur as letter of credit obligations under the Senior Facility Agreement, taking into account then outstanding Senior Facility Obligations and limitations imposed by the “Borrowing Base” (or any similar term) under and as such term is defined in the Senior Facility Agreement under the terms of the Senior Facility Agreement plus (ii) the daily average amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries that are not subject to any Liens, other than Liens created under the Security Documents, Liens securing the Senior Facility Obligations and any Permitted Liens of the type described in clause (10) of the definition of Permitted Lien.

“Availability Test” means both for the period of thirty (30) days ending on the date of any redemption of Notes pursuant to Section 3.11 and immediately after giving effect to the redemption of Notes required by Section 3.11, Availability is at least $15,000,000.

2.3 The definition of “Cash Collateralized Letter of Credit” in Section 1.01 of the Indenture is hereby deleted in its entirety.

2.4 The definition of “Qualified Accounts Receivable” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Qualified Accounts Receivable” means the unpaid portion of any credit card receivable or other account receivable (determined in accordance with GAAP) payable to the Company and/or any Restricted Subsidiary in United States Dollars that are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (subject only to the Senior Lien, as, when and to the extent expressly provided for in the Intercreditor Agreement), net of any returns, discounts, claims, credits, charges or other allowances, charge-backs, offsets, deductions, counterclaims, disputes or other defenses relating to any such receivable or otherwise, and reduced by the aggregate amount of all reserves; provided that the term “Qualified Accounts Receivable” shall in no event include any receivable, account or portion thereof that is more than 90 days past due.

2.5 Subsections (20), (21) and (22) of the definition of “Permitted Liens” in Section 1.01 of the Indenture are hereby amended and restated in their entirety as follows:

(20) any extension, renewal, substitution, replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Liens described in clauses (1) through (19) of this definition; provided, that such extension, renewal, substitution or replacement Lien shall be limited to the same property or assets that secured the Lien being so extended, renewed, substituted or replaced and shall in no event be amended or adjusted such as to result in any Lien or priority that purports to take priority over or otherwise conflicts with any Liens created in favor of the Holders pursuant to the Security Documents or, at any time from and after the effective date of the Supplemental Indenture, the Liens created in favor of the Holders pursuant to the Security Documents or any Liens created in favor of the Senior Facility Creditors pursuant to the Senior Facility Documents or is inconsistent with the relative priorities as established among the Holders and the Senior Facility Creditors with respect to the immediately foregoing Liens as set forth in the Intercreditor Agreement;

(21) the Senior Lien, to the extent permitted by the Intercreditor Agreement;

(22) [Reserved.]

2.6 The first paragraph of the definition of “Permitted Refinancing Indebtedness” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness (other than the Note Obligations and, except as complying with all conditions and requirements as are applicable to Sections 4.16 and 4.16A of this Indenture and the Intercreditor Agreement, the Senior Facility Obligations) of the Company or any of its Restricted Subsidiaries; provided that:

2.7 The definition of “Permitted Senior Obligations” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Senior Obligations” means, in each case to the extent outstanding at any time or from time to time on or after the Issue Date in accordance with all applicable requirements and limitations contained in this Indenture, the Intercreditor Agreement, each of the Note Obligations and the Senior Facility Obligations.

2.8 The new definition of “Redemption Notice” is hereby added to Section 1.01 of the Indenture as follows:

“Redemption Notice” has the meaning set forth in Section 3.11(a).

2.9 A new definition of “Refinancing Notice” is hereby added to Section 1.01 of the Indenture as follows:

“Refinancing Notice” has the meaning set forth in Section 4.16A(a).

2.10 The definition of “Security Documents” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Security Documents” means the Security Agreement, the Control Agreement (as defined in the Security Agreement), the Intercreditor Agreement (as and when required to be entered into as of the effective date of the Supplemental Indenture) and the various other security agreements, mortgages, pledge agreements, collateral assignments and/or other instruments evidencing or creating any security interests or Liens in favor of the Holders or the Trustee acting for and on behalf of the Holders, in each case as amended, replaced, modified, or restated from time to time in accordance with its terms and the terms of this Indenture.

2.11 The definition of “Senior Facility Agent” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Facility Agent” means Wells Fargo Foothill, Inc., a California corporation, as “Administrative Agent” under the Senior Facility Agreement, together with any replacement thereof or successor thereto duly appointed to act in such capacity and any subsequent agent or administrative agent appointed under any subsequent Senior Facility Agreement entered into in accordance with this Indenture.

2.12 The definition of “Senior Facility Agreement” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Facility Agreement” means the Credit Agreement, dated as of December 22, 2006, by and among VEI, Target, each of the other Subsidiaries of the Company that are identified on the signature pages thereto as “Borrowers” thereunder, the Company and each of its Subsidiaries that are identified on the signature pages thereto as “Guarantors” thereunder, the “Lenders” that are signatories thereto and the Senior Facility Agent (in the form of Exhibit E attached hereto), as such agreement may be amended, modified, amended and restated, supplemented, renewed or extended (the “WFF Agreement”); and as such agreement may be replaced or, subject to Section 4.16A, refinanced, from time to time, in each case, in accordance with the Intercreditor Agreement.

2.13 The definition of “Senior Facility Creditors” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Facility Creditors” means each lender party to (specifically including, without limitation, each issuer of or with respect to LOC Obligations arising or outstanding pursuant to) the Senior Facility Agreement, along with each other Person holding or beneficiary to any assignment of, participation in or accession to the rights of a lender, noteholder, issuer, creditor, secured party or other oblige with respect to

Senior Facility Obligations evidenced by or arising under the Senior Facility Documents, and shall also mean and include the Senior Facility Agent.

2.14 The definition of “Senior Facility Documents” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Facility Documents” means the Senior Facility Agreement and all instruments and documents from time to time governing or evidencing Senior LOC Obligations that have been incurred pursuant to terms and conditions of the Senior Facility Agreement, together with the various security agreements, mortgages, pledge agreements, collateral assignments and/or other instruments executed and/or delivered by the Company and/or any Restricted Subsidiary(ies) to or in favor of the Senior Facility Creditors (or the Senior Facility Agent acting on their behalf), in each case as such instruments, documents, security agreement, mortgages, pledge agreements, collateral assignments and/or other instruments may be amended, modified, amended and restated, supplemented, renewed, extended, replaced or, subject to Section 4.16A, refinanced, from time to time, in each case, in accordance with the Intercreditor Agreement.

2.15 The definition of “Senior Facility Obligations” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Facility Obligations” means “Senior Indebtedness” as such term is defined in the Intercreditor Agreement.

2.16 The definition of “Senior Lien” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior Lien” has the meaning assigned to such term in the Intercreditor Agreement.

2.17 The definition of “Senior LOC Obligations” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Senior LOC Obligations” means Indebtedness of the Company and/or applicable Subsidiary Guarantor(s) to or in favor of one or more Senior Facility Creditors as of any date represented by the sum of the aggregate undrawn amount of, plus the aggregate amount of all reimbursement obligations in respect of, letters of credit issued in accordance with the terms and conditions of the Senior Facility Agreement.

2.18 The definition of “Senior LOC Preferred Use” in Section 1.01 of the Indenture is hereby deleted in its entirety.

2.19 The new definition of “Subordination Agreement” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced by the new definition of “Intercreditor Agreement” as follows:

“Intercreditor Agreement” means (a) the Intercreditor Agreement, dated as of December 22, 2006, by and among the Senior Facility Agent and the Trustee (in the form annexed as Exhibit E to the Solicitation of Consents, dated December 6, 2006, relating to the Notes); as such agreement may be amended, modified, amended and restated, supplemented, renewed, extended or replaced from time to time in accordance with its terms and (b) in connection with any Permitted Refinancing Indebtedness incurred in exchange for or as a refinancing, renewal, replacement, defeasance or refunding of the Senior Facility Obligations, any intercreditor that has been approved by the Required Holders and the Trustee.

2.20 The definition of “Subordination Required Date” in Section 1.01 of the Indenture is hereby deleted in its entirety.

2.21 The new definition of “WFF Agreement” is hereby added to Section 1.01 of the Indenture as follows:

“WFF Agreement” has the meaning assigned to such term in the definition of Senior Facility Agreement.

2.22 Section 3.11 of the Indenture (“Holder Optional Redemption Right”) is hereby amended and restated in its entirety as follows:

SECTION 3.11. Holder Optional Redemption Right.

(a) Subject to paragraph (b) of this Section 3.11, if, for the period of four consecutive fiscal quarters of the Company ended immediately prior to the second (2nd) anniversary of the Issue Date, Consolidated Cash Flow for the Company is less than $20 million, the Company shall so notify the Trustee and the Holders, and each Holder shall have the right to cause the Company upon such Holder’s delivery of written notice thereof (which written notice must be delivered no later twenty (20) days prior to the 45th day referred to below), with a simultaneous copy to the Trustee (a “Redemption Notice”), to redeem, on or prior to the 45th day following the Required Filing Date in respect of the last fiscal quarter in such period, up to 25% of the original principal amount of the Notes then outstanding, initially held or acquired by such Holder, such redemption to be effected at 100%, or par value, of such principal amount so redeemed. Subject to paragraph (b) of this Section 3.11, in addition to and without limiting the foregoing, if, for the period of four consecutive fiscal quarters of the Company ended immediately prior to the third (3rd) anniversary of the Issue Date, Consolidated Cash Flow for the Company is less than $25 million, each Holder shall have the further right to cause the Company upon such Holder’s delivery of a Redemption Notice (which written notice must be delivered no later twenty (20) days prior to the 45th day referred to below), with a simultaneous copy to the Trustee, to redeem, on or prior to the 45th day following the Required Filing Date in respect of the last fiscal quarter in such period, up to an additional 25% of the original principal amount of the Notes then outstanding, initially held or acquired by such Holder, such redemption to be effected at 100%, or par value, of such principal accompanied by accrued and unpaid interest through such redemption date on the principal amount so redeemed. If the conditions to Automatic Exercise (as defined in the Warrants) of the Warrants have been satisfied (disregarding the fact that any such Automatic Exercise may not occur prior to June 30, 2008), then the Holder redemption rights provided for in this Section 3.11 shall be subject to automatic and irrevocable termination if, at or prior to either of the foregoing dates for which redemption is otherwise provided herein, the Volume-Weighted Average Trading Price for the Common Stock exceeds $2.75 per share for any 20 trading days falling within any consecutive 30-trading-day period occurring at any time since the Issue Date and through either such redemption date as aforesaid. The Company shall promptly notify the Trustee to such effect if and when any such termination occurs. Notwithstanding anything to the contrary contained in this Section 3.11, the Company shall not redeem any Notes under this Section 3.11 prior to the date that is ten (10) Business Days following delivery by the Company to the Trustee and the Senior Facility Agent of copies of the Officer’s Certificates required to be delivered to them by the Company pursuant to Sections 3.11(c) and 3.11(d) hereof.

(b) The Company shall not be required to redeem any Notes pursuant to any Redemption Notice delivered pursuant to Section 3.11(a) (i) if at the time of receipt of any Redemption Notice, at the time of any redemption contemplated by this Section or immediately after giving effect to any such redemption there shall be any Senior Facility Obligations outstanding or (ii) to the extent that, either before or after giving effect to the redemption of any Notes pursuant to any such Redemption Notice(s), the Company shall not have satisfied the Availability Test. To the extent that the Company is not required to redeem any Notes by virtue of this Section 3.11(b), the Company shall be required to redeem such Notes to the extent provided in Section 3.11(e).

(c) On the last date that any Redemption Notice may be delivered to the Company in accordance with Section 3.11(a) (the “Last Redemption Notice Date”), if the Company has received any Redemption Notices, in the event that there are at such time no Senior Facility Obligations outstanding, the Company shall calculate Availability for the period of thirty (30) days ending on the date which is not more than five (5) days following such Last Redemption Notice Date, giving pro forma effect to the redemption of Notes required by each such Redemption Notice and shall deliver, within five (5) days following the Last Redemption Notice Date, to the Trustee and to the Senior Facility Agent (if the Senior Facility Agreement and all Commitments thereunder have not been terminated), an Officers’ Certificate setting forth (i) the amount of Availability for such period (together with reasonably detailed calculations thereof), and giving such pro forma effect thereto, and (ii) the principal amount, if any, of Notes (rounded to the nearest $1,000) that can be redeemed pursuant to all such Redemption Notice(s) without violation of the Availability Test imposed under Section 3.11(b)(ii).

(d) In the event that any of the Notes as to which a Redemption Notice has been delivered in accordance with this Agreement are not redeemed due to the application of Section 3.11(b)(i) or Section 3.11(b)(ii), the Company shall, concurrently with its filing of its form 10-Q or 10-K until all such Notes are redeemed, deliver to the Trustee and, so long as the Senior Facility Agreement and all Commitments thereunder have not been terminated, the Senior Facility Agent, either (i) an Officers’ Certificate indicating that as at such date there are Senior Facility Obligations outstanding or (ii) an Officers’ Certificate indicating that (x) there are no Senior Facility Obligations outstanding, (y) setting forth the amount of Availability for the period of thirty (30) days ending on the last day of the most recent calendar month ending on or prior to the date of such filing (together with reasonably detailed calculations thereof) and (z) indicating the maximum amount of Notes (rounded to the nearest $1,000) that can be redeemed pursuant to such Redemption Notice without violation of the Availability Test imposed under Section 3.11(b)(ii).

(e) In the event that the delivery of an Officers’ Certificate pursuant to Section 3.11(d)(ii) indicates an amount of Notes that can be redeemed pursuant to a Redemption Notice without violation of Section 3.11(b), the Company shall, within twenty (20) days following such delivery, redeem such amount of Notes (in accordance with the applicable provisions of Section 3.11(a)).

2.23 Section 4.09(i) of the Indenture (“Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”) is hereby amended and restated in its entirety as follows:

(i) the incurrence or existence of Indebtedness constituting, at any time on or after the Issue Date (but only to the extent permitted under Section 4.16), Senior Facility Obligations, together with any Permitted Refinancing Indebtedness incurred by the Company or any Restricted Subsidiary in exchange for, or the Net proceeds of which are used to extend, refinance, renew, replace, defease or refund Senior Facility Obligations incurred in accordance with this Indenture; less 50% of the aggregate amount of any repayments of term Indebtedness under Senior Facility Obligations and all repayments of revolving credit Indebtedness under such Senior Facility Obligations effected with a corresponding permanent commitment reduction under such Senior Facility Obligation pursuant to clause (a) of the second paragraph of Section 4.12;

2.24 Section 4.12 of the Indenture (“Limitation on Asset Sales”) is hereby amended and restated in its entirety as follows:

SECTION 4.12. Limitation on Asset Sales.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness included among the Senior Facility Obligations or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” On any date that the aggregate amount of Excess Proceeds under this Indenture exceeds $1 million (an “Asset Sale Offer Trigger Date”), the Company will be required to make an offer to all Holders of Notes issued under this Indenture (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness ranking pari passu and equally and ratably secured with such Notes (“Other Indebtedness”), such Other Indebtedness on a pro rata basis with the Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in this Indenture. To the extent that the aggregate amount of Notes (and any Other Indebtedness subject to such Asset Sale Offer) tender pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may, subject to the other terms of this Indenture, use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select Notes to be purchased on a pro rata basis; provided that no Note shall be repurchased in part if the remaining balance thereof would be less than $1,000. Upon completion of the offer to purchase made under this Indenture, the amount of Excess Proceeds that was the subject of such offer to purchase shall be reset at zero.

2.25 Section 4.13(iii)(c) of the Indenture (“Dividend Limitations and Other Payment Restrictions Affecting Restricted Subsidiaries”) is hereby and restated in its entirety as follows:

(c) this Indenture, the Security Documents and the Senior Facility Documents;

2.26 Section 4.16 of the Indenture (“Conditions and Limitations Regarding Senior Facility Obligations”) is hereby amended and restated in its entirety as follows:

SECTION 4.16. Conditions and Limitations Regarding Senior Facility Obligations.

On or after the Issue Date, the Company shall be entitled to enter into the Senior Facility Agreement and the other Senior Facility Documents in each case subject to the following conditions and limitations:

(a) neither the Company nor any Restricted Subsidiary shall be permitted to borrow or otherwise incur aggregate Indebtedness constituting the principal amount of loans or Senior LOC Obligations under or in connection with the Senior Facility Documents in an aggregate amount at any time exceeding the maximum amount permitted for such principal and Senior LOC Obligations under the Intercreditor Agreement;

(b) the Senior Facility Agent, acting for and on behalf of the Senior Facility Creditors, shall have entered into a Intercreditor Agreement with the Trustee, acting for and on behalf of the Holders;

(c) The Intercreditor Agreement provides that the maximum amount of Senior Facility Obligations permitted thereunder shall be permanently reduced by amounts applied from time to time to repay principal of the Senior Facility Obligations (other than pursuant to any initial or subsequent refinancing thereof in whole or in part) which are accompanied by a permanent reduction in the revolving credit commitment under the Senior Facility Agreement, and the Company and each Restricted Subsidiary agrees that as between the Company and the Restricted Subsidiaries, on the one hand, and the Trustee and the Noteholders, on the other hand, the amount of Senior Facility Obligations that are permitted to be incurred under Section 4.09 and this Section 4.16 shall be permanently reduced by any such reduction in the maximum amount of Senior Facility Obligations permitted under the Intercreditor Agreement.

(d) the Company acknowledges and agrees that any principal Indebtedness as may be incurred or assumed by the Company under or in connection with the Senior Facility Documents that at any time does not constitute Senior Indebtedness by virtue of being in excess of any limit on Senior Indebtedness in the Intercreditor Agreement, shall in no event constitute or be entitled to the benefits of treatment as Senior Facility Obligations or Permitted Refinancing Indebtedness in respect thereof, nor shall any Lien securing or purporting to same have or be entitled to Permitted Lien status, for purposes of Default rights or remedies as provided in Article Six or for any other purpose whatsoever of this Indenture, the Notes and the Security Documents; and

(e) notwithstanding the Holders’ authorization of the Company’s and/or its Restricted Subsidiaries’ execution and delivery of the Senior Facility Documents as such documentation is provided in this Section 4.16, nothing contained herein or elsewhere in this Indenture shall in any manner be deemed or construed as waiving, limiting, releasing or otherwise impairing any obligation or liability of the Company, or any right or remedy of the Holders, with respect to any other covenant (including, specifically, Section 4.09) contained in this Article 4, each of which shall be and remain independently complied with after giving effect to any and all incurrences of Indebtedness or other transactions and matters authorized pursuant to this Section 4.16.

2.27 Section 4.16A of the Indenture (“Refinancing and Defaulted Financing Options in Favor of Holders”) is hereby amended and restated in its entirety as follows:

SECTION 4.16A. Refinancing and Defaulted Financing Options in Favor of Holders.

(a) If at any time after entering into the initial Senior Facility Agreement the Company proposes to refinance Senior Facility Obligations on terms that taken as a whole are materially less favorable to the Company than those taken as a whole then in effect under the then-existing Senior Facility Documents, the Company shall afford the Holders, by delivery of written notice to the Trustee (“the “Refinancing Notice”) of such proposed refinancing (i) setting forth all of the material terms and conditions for such proposed refinancing; (ii) providing a reasonably detailed description of the procedures to be followed by such Holders to exercise their rights under this Section 4.16A(a) and (iii) attaching or enclosing a copy of this Section 4.16A(a), and the Holders shall have, a thirty (30) day period (subject to earlier termination effective immediately upon the Holders’ delivery of written notice to the Company indicating their intention not to pursue any such option) after receipt by the Trustee of such notice (the “Refinance Option Period”) during which the Holders shall have the right to provide such refinancing to the Company on substantially the same terms and conditions and in any event on terms and conditions at least as favorable to the Company as those set forth in the Refinancing Notice. Each Holder who desires to participate in such refinancing shall deliver to the Company, prior to the end of the Refinance Option Period, a notice electing to participate in such refinancing and stating the maximum principal amount of such refinancing such Holder is willing to fund. The Holders shall not be permitted to participate in such refinancing unless the Company receives during the Refinance Option Period notices from Holders electing to fund an amount at least equal to the full amount of the refinancing described in the Refinancing Notice (a “Qualified Notice”) (which notice may be signed and delivered in counterparts). During the Refinance Option Period (and if the Holders deliver a Qualified Notice, thereafter until the consummation of such refinancing), the Company shall provide such cooperation and information as such Holders that have delivered the Qualified Notice, or any of them, may reasonably request in connection with their evaluation of such refinancing. If any one or more

Holders deliver a Qualified Notice, then the Holders who delivered such notice (the “Participating Holders”) shall enter into definitive documentation for such refinancing with the Company and shall be prepared to fund any such refinancing pursuant to the terms thereof (subject to the terms and conditions for the closing of such refinancing), and such refinancing shall be provided by the respective Participating Holders in proportion to the amount of refinancing each of them committed to fund in the Qualified Notice or in such other proportion as such Holders shall agree. If the Holders fail to deliver a Qualified Notice during the Refinance Option Period, then the Company may consummate such refinancing during the forty-five (45) day period after the expiration of the Refinance Option Period on the material terms and conditions described to the Holders in the Refinancing Notice. If the Company does not consummate such refinancing during such forty-five (45) day period or if the Company proposes to modify any material terms of such refinancing, then the Company shall not consummate such refinancing without again following the procedures provided in this Section 4.16A(a). The rights provided by this Section 4.16A(a) shall apply to any subsequent Senior Facility Obligations of the Company and/or its Restricted Subsidiaries incurred as a result of a later refinancing of the Senior Facility Obligations as referred to in the first sentence of this Section 4.16A(a), and the rights of the Holders under this Section 4.16A(a) as to any particular refinancing shall not be affected by the failure of the Holders to exercise the right provided by this Section 4.16A(a) with respect to any preceding refinancing.

(b) Subject, in the case of Senior Facility Obligations, to the terms contained in Section 16 of the Intercreditor Agreement which shall govern and control with respect to any and all matters subject thereto, if the Company defaults in the payment of any Senior Facility Obligations or any other Pari Passu Indebtedness (a “Defaulted Financing”), then, in addition to any other obligations of the Company under this Indenture or any other Transaction Documents, the Company shall deliver to the holders and Trustee notice of such default (a “Notice of Financing Default”). Such Notice of Financing Default shall: (i) set forth in reasonable detail all of the material facts and circumstances related to such Defaulted Financing and such default, (ii) state the amount necessary to acquire such defaulted Indebtedness (the “Cure Amount”), (iii) provide a reasonably detailed description of the procedures to be followed by such Holders to exercise their rights under this Section 4.16A(b) and (iv) be accompanied by a copy of this Section 4.16A(b). The Trustee shall thereupon deliver such Notice of Financing Default to the holders of record of the Notes. During the period after receipt of such notice by the Trustee which is specified in the Intercreditor Agreement (the “Default Option Period”), the holders of beneficial interests in the Notes representing 10% or more of the then outstanding principal amount of the Notes shall have the right to elect to purchase such Defaulted Financing from the lenders thereof (if such a purchase is permitted by such lenders and is not otherwise subject to any consent or approval mandated by applicable law, regulation, rule, order or similar legal requirement) or to provide to the Company financing to replace the Defaulted Financing, on substantially the same terms and conditions and in any event on terms at least as favorable to the Company as those of such Defaulted Financing (a “Default Refinancing”). Subject to the conditions of this Section 4.16A(b) and compliance with all applicable securities laws (including the Holder’s good-faith and commercially-reasonable efforts in cooperation with other applicable parties objectives toward qualification for Regulation D exemptions in connection with any such transactions), each such holder who desires to participate in such Default Refinancing shall deliver to the Company, during the Default Option Period, a notice electing to participate in such Default Refinancing and stating the maximum amount of the Cure Amount such holder is willing to fund. Holders shall not have the right to participate in such Default Refinancing unless the Company receives prior to the end of the Default Option Period notices from Holders electing to fund an amount at least equal to the Cure Amount (a “Qualified Participation Notice”) (which notice may be signed such Holders deliver a Qualified Participation Notice, thereafter until the consummation of such Default Refinancing), the Company shall provide such cooperation and information as such holders that delivered the Qualified Participation Notice, or any of them, may reasonably request in connection with their evaluation and negotiation of the purchase or refinancing of such Defaulted Financing. If such holders deliver a Qualified Participation Notice, then the Holders who delivered such notice (the “Default Participating Holders”) shall negotiate with the Company and/or the lenders of such Defaulted Financing, in good faith, to purchase the Defaulted Financing (if such a purchase is permitted by such lenders) or provide such refinancing to the Company on the terms and conditions set forth in the Qualified Participation Notice or such other terms and conditions to which the Company and such holders may agree (subject to the terms and conditions for the closing of such refinancing), and such refinancing shall be provided by the respective Default Participating Holders in proportion to the amount of Cure Amount each of then committed to fund in the Qualified Participation Notice or in such other proportion as such holders shall agree. The rights provided by this Section 4.16A(b) shall apply to any subsequent default by the Company in the payment of any Senior Facility Obligation or Pari Passu Indebtedness and the rights of the Holders and beneficial holders under this Section 4.16A(b) as to any particular default shall not be effected by the failure of such Holders and beneficial holders to exercise the right provided by this Section 4.16A(b) with respect to any preceding default. The provisions of this Section 4.16A(b) are intended to be separate from the provisions of Section 4.16A(a), such that if a Default Notice is provided under this Section 4.16A(b) and subsequently the Company proposes to refinance such defaulted indebtedness, another notice would be required pursuant to Section 4.16A(a) with respect to such proposed refinancing.

2.28 The first paragraph of Section 4.21 of the Indenture (“Minimum Cash”) is hereby amended and restated in its entirety as follows:

The Company and its Restricted Subsidiaries shall maintain at all times cash and Cash Equivalents which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Intercreditor Agreement) of not less than the following:

2.29 The first paragraph of Section 4.22 of the Indenture (“Minimum Cash and Accounts Receivable”) is hereby amended and restated in its entirety as follows:

The Company and its Restricted Subsidiaries shall maintain at all times cash, Cash Equivalents and Qualified Accounts Receivable which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Intercreditor Agreement) of not less than the following:

2.30 Section 8.01(b) of the Indenture (“Without Consent of Noteholders”) is hereby amended and restated in its entirety as follows:

(b) In addition to and without limitation on the powers and authority conferred on the Trustee pursuant to the foregoing clause (a) of this Section 8.01, each Holder, by its acceptance of the Notes, irrevocably and unconditionally confirms and agrees that the Trustee shall be further authorized and empowered to, and, on and as of the effective date of the Supplemental Indenture, the Trustee, for and on behalf of such Holder, shall enter into with the Senior Facility Agent, for and on behalf of the Senior Facility Creditors, the Intercreditor Agreement in substantially the form thereof attached as Exhibit E hereto.

2.31 Section 8.02(a) of the Indenture (“With Consent of Noteholders”) is hereby amended and restated in its entirety as follows:

(a) The Company and the Trustee, with the consent of the Required Holders, shall be entitled to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any provision of this Indenture or any Security Document or modifying the rights of such

Holders (it being understood that the provisions of the Security Documents which may by their terms be amended or waived without the consent of the Noteholders do not require the consent of the Noteholders contemplated hereby), provided, that notwithstanding the foregoing, the Trustee may, without the consent of any Noteholder, enter into any amendment, modification, amendment and restatement, restatement or supplement to the Intercreditor Agreement that does not (i) increase the amount of “Senior Indebtedness” (as such term is defined therein) thereunder, (ii) alter any provision requiring the permanent reduction of revolving or other loan commitments under the circumstances described therefor in Section 4.16(c) or (iii) adversely affect any rights of any Holder in respect of its ability to acquire Senior Facility Obligations, in each case, as set forth in the Intercreditor Agreement as originally in effect or as amended with the consent of the Required Holders.

2.32 Section 11.01 of the Indenture (“Security Documents”) is hereby amended and restated in its entirety as follows:

SECTION 11.01. Security Documents.

The due and punctual payment of the principal, premium and interest of or on, and all other Note Obligations relating to, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption, special redemption or otherwise, and interest on the overdue principal of, interest on and Note Obligations related to the Notes and performance of all other obligations of the Company and the Subsidiary Guarantors to the Holders or the Trustee under and in accordance with all applicable terms and conditions of this Indenture, the Notes and the Security Documents shall be secured as provided in the Security Documents. Each Holder, by its acceptance of the Notes, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into such Security Documents and to perform their obligations and exercise their rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to any Person(s) other than the Trustee pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured thereby, according to the intent and purposes herein and therein expressed. The Company shall take, upon request of the Trustee, any and all actions reasonably required to cause the Security

Documents to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected lien on and security interest in all the Collateral in favor of the Trustee and the Holders, which lien and security interest shall be a first-priority Lien, subject only to the prior rights of the Senior Lien as expressly provided for under (and as such term is defined in) the Intercreditor Agreement for so long as in effect from and after the effective date of the Supplemental Indenture, entitled to any and all of the rights, priorities and benefits provided for in accordance with the terms and conditions of the Security Documents.

2.33 Section 11.09 of the Indenture (“Security Documents”) is hereby amended and restated in its entirety as follows:

SECTION 11.09. Security Documents.

By their acceptance of the Notes, upon the Target Merger, the Holders hereby authorize and instruct the Trustee to enter into (or to accept the Company’s and each Subsidiary Guarantor’s execution and delivery of), for its benefit and the benefit of the Noteholders, the Security Agreement in substantially the forms thereof attached as Exhibit G.

2.34 A new Section 11.10 (“Intercreditor Agreement”) is hereby added to the Indenture as follows:

SECTION 11.10. Intercreditor Agreement.

Each Holder hereby grants to the Trustee all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind the Holders thereto by the Trustee’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of the Holders is or will be required in connection with the performance of the Intercreditor Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Counterparts. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

3.2 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Second Supplemental Indenture that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

3.3 Successor; Benefits of Second Supplemental Indenture, etc. All agreements of the Company and the Subsidiary Guarantors in this Second Supplemental Indenture shall bind their respective successors. Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their respective successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.

3.4 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.5 Governing Law. The internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE COMPANY

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Edward W. Stone
Chief Financial Officer

THE SUBSIDIARY GUARANTORS

VELOCITY EXPRESS, INC.
VXP MID-WEST, INC.
CORPORATE EXPRESS DISTRIBUTION SERVICES, INC.
VELOCITY EXPRESS LEASING, INC.
VXP LEASING MID-WEST, INC.
CD&L, INC. (as successor to CD&L Acquisition Corp.)

By:	/s/ Edward W. Stone
Edward W. Stone
Chief Financial Officer

THE TRUSTEE

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Lynn M. Steiner
Lynn M. Steiner
Vice President

Signature Page to Second Supplemental Indenture